Exhibit 5.1

Fulbright & Jaworski L.L.P.

February 27, 2008

Regeneration Technologies, Inc.

11621 Research Circle

Alachua, FL 32615

Re: RTI Biologics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of RTI Biologics, Inc., a Delaware corporation (the “Company”), relating to an aggregate of 3,500,000 shares (the “Shares”) of common stock or RTI Biologics, Inc., par value $0.001 per share, to be issued under the Biodynamics International, Inc. 1996 Stock Option Plan and the Tutogen Medical, Inc. 2006 Incentive and Non-Statutory Stock Option Incentive Plan (the “Plans”).

As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plans; and the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.